Exhibit 23

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59281, 333-78317, 333-120393, 333-123424, 333-151964, 333-160359, 333-168466, 333-168467, 333-183353 and 333-188450) of L-3 Communications Holdings, Inc. and subsidiaries and in the Registration Statements on Form S-8 (No. 333-184783) of L-3 Communications Corporation and subsidiaries of our report dated February 26, 2015, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers, LLP

New York, New York

February 26, 2015